Exhibit 5.1

[Sullivan & Cromwell (Hong Kong) LLP Letterhead]

October 18, 2021

Taiwan Semiconductor Manufacturing Company Limited,

8, Li-Hsin Rd. 6, Hsinchu Science Park,

Hsinchu 300-78,

Republic of China,

TSMC Arizona Corporation,

8, Li-Hsin Rd. 6, Hsinchu Science Park,

Hsinchu 300-78,

Republic of China.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of an indeterminate amount of debt securities (the “Notes”) of TSMC Arizona Corporation, an Arizona corporation (the “Issuer”), on Form F-3 (the “Registration Statement”), and guaranteed as to payment of principal and interest by Taiwan Semiconductor Manufacturing Company Limited, a company limited by shares and duly organized and existing under the laws of the Republic of China (the “Guarantor”), pursuant to the guarantees contained in the indenture, dated as of October 18, 2021, among the Issuer, the Guarantor and Citibank, N.A., as Trustee (the “Trustee”), relating to the Notes (the “Indenture”) and noted on the forms of notes attached thereto (the “Guarantees”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, (1) when the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer, and the Notes have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Notes will constitute valid and legally binding obligations of the Issuer, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (2) when the terms of the Guarantees and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon either Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over either Guarantor, and the Guarantees have been duly executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the Guarantees will constitute valid and legally binding obligations of the Guarantors, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Taiwan Semiconductor Manufacturing Company Limited,

TSMC Arizona Corporation

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Notes.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in the foreign currency in which the Notes are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Arizona law, we have relied upon the opinion, dated October 18, 2021, of Fennemore Craig, P.C., and our opinion is subject to the same assumptions and qualifications with respect to such matters as are contained in such opinion of Fennemore Craig, P.C. With respect to all matters of Republic of China law, we have relied upon the opinion, dated October 18, 2021, of Lee and Li, Attorneys-at-Law, and our opinion is subject to the same assumptions and qualifications with respect to such matters as are contained in such opinion of Lee and Li, Attorneys-at-Law.

We have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

Taiwan Semiconductor Manufacturing Company Limited,

TSMC Arizona Corporation

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell (Hong Kong) LLP